EXHIBIT 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAVE BEEN REDACTED.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document in Italian language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Italian text will govern by law. In this translation, Italian legal concepts are expressed in English terms and not in their original Italian terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

UNOFFICIAL ENGLISH TRANSLATION OF THE RESTRICTED STOCK GRANT PLAN STEVANATO GROUP S.P.A. 2021-2027 REGULATION

Premises

(a)

Stevanato Group S.p.A., with registered offices in Piombino Dese (PD), via Molinella 17, registration number at the Companies’ Register of Padova, tax and VAT code no. 01487430280, share capital Euro 20.002.000,00 fully paid in (hereinafter referred to as “SG” or the “Company”), with the resolution adopted by the Shareholders’ Meeting of March 4 2021, decided to adopt an incentive plan for the benefit of some individuals who will be identified by SG’s administrative body, (hereinafter referred to as “Beneficiaries” and analytically as defined below) approving at the same time this regulation (hereinafter also the “Regulation”) governing the Stock Grant Plan Stevanato Group S.p.A. 2021-2027 (hereinafter also the “Stock Grant Plan”), and assuming the commitment to ensure that the Beneficiaries may become owner of SG Shares at the terms and conditions set forth under this Regulation;

(b)

through the implementation of the Stock Grant Plan, SG intends to involve the Beneficiaries in the economic and strategic development of the Company and of the entire SG Group (as defined below), aligning their interests with those of Company’s shareholders and stakeholders.

All this being said, the Stock Grant Plan shall be governed by this Regulation:

1.	DEFINITIONS

For the purposes of this Regulation the terms indicated below shall have the meaning ascribed to them in this article 1:

1.1

“Agreement” means the agreement between SG and each of the Beneficiaries containing the the constraints governed by Articles. 6, 9 and 10 of this Regulation to which the Shares and Shares Additionally Assigned, are subject and to which the Beneficiaries undertake to comply with;

1.2	“Shares” collectively (and “Share” individually) means the shares representing the share capital of SG subject to a free assignment to the Beneficiaries in each Vesting Period (as defined below);

1.3

“Shares Additionally Assigned” means shares representing the share capital of SG which will be assigned free of charge in case of the occurrence of the conditions required for the Additional Assignment Free of Charge (as defined below);

1.4

“Beneficiary” (collectively “Beneficiaries”) means each employee of SG and/or of a company of the SG Group, or each self-employed worker working for SG and/or a company of the SG Group, identified by the SG’s administrative body as individual playing a strategic role in SG and/or in a company of the SG Group and to whom will be sent the Grant Letter, and in case of the occurrence of the conditions required, the Additional Grant Letter (as defined below);

1.5

“BP SGP” or “Business Plan SGP” means the consolidated organic plan containing the economic and financial basic parameters of the Stock Grant Plan in the period coverd by the plan, and in particular the Revenue Targets and the Ebitda Targets. Such plan, once formally approved by the competent bodies, will be attached to this Regulation under Exhibit “A”;

1.6	“Assignment Date of the Shares” means the date on which the SG’s administrative body will send to each Beneficiary the Grant Letter;

1.7	“Assignment Date of the Shares Additionally Assigned” means the date on which the SG’s administrative body will send to each Beneficiary the Additional Grant Letter;

1.8

“Prohibition to Sell” is the temporary prohibition, pursuant to art. 9 of this Regulation, applied to the Beneficiaries, to transfer, with a deed between living persons and/or as a result of death, the Shares and the Shares Additionally Assigned to other entity than SG;

1.9

“Selling Commitment” is the unconditional and irrevocable commitment undertaken the Beneficiaries to sell to SG, if SG expresses the will to buy through the Call Option 1 exercise and or through the Call Option 2 exercise, the Shares and the Shares Additionally assigned to the Beneficiaries in each Vesting Period, pursuant to the rules stated in art. 10 of this Regulation;

1.10

“Ebitda” means Earnings Before Interest, Taxes, Depreciation and Amortization of SG determined on the basis of SG’s consolidated financial statements as of December 31 of each year pursuant to the provisions under Attachment E;

1.11

“Final Ebitda” indicates the amount calculated on the basis of SG’s consolidated financial statement, prepared in accordance with the IAS/IFRS accounting principles, presented to SG’s Shareholders’ Meeting upon the approval of financial statements;

1.12	“Final Cumulative Ebitda” means the sum of the Final Ebitda of each year of the two-year period corresponding to each Vesting period;

1.13	“Trustee” means the trustee company designated by the Company or the entity which will be entitled to ensure the proper fulfilment of the obligations indicated in this Regulation;

1.14	“Business Day” means any day on which the credit institutions are open to the public in Italy;

1.15	“SG Group” means SG together with the companies directly or indirectly controlled by SG pursuant to Article 2359 no. 1) and 2) of Italian Civil Code;

1.16

“Grant Letter” means the letter prepared in the form set out in Exhibit “B” attached to this Regulation and sent to the Beneficiary within 180 days from the beginning of each Vesting period, through which the Company communicates to the Beneficiary the number of Shares assigned free of charge, the restrictions related to such Shares, the criteria used for the assignment of the Shares Additionally Assigned, as well as the main contents of this Regulation which will be attached to the same Grant Letter;

1.17

“Revenue Target” (in the plural “Revenue Targets”) means the sum of the Final Revenues identified in the BP SGP on the basis of the yearly consolidated financial statements and related to each two-year period of each Vesting period, the achievement of which, in terms of Final Cumulative Revenues, is verified by SG’s administrative body at the end of each individual Vesting period;

1.18

“Ebitda Target” (in the plural “Ebitda Targets”) means the sum of the Ebitda identified in the BP SGP on the basis of the yearly consolidated financial statements and related to each two-year period of each Vesting period, the achievement of which, in terms of Final Cumulative Ebitda, is verified by SG’s administrative body at the end of each individual Vesting period;;

1.19

“Call Option 1” and “Call Option 2” is the power granted by the Beneficiaries to SG to request to the Beneficiaries the sale to SG of all the or a portion of the Shares, (Call Option 1), and all the or a portion of the Shares and of the Shares Additionally Assigned, (Call Option 2), assigned to them free of charge in each Vesting Period pursuant to the art. 10 of this Regulation;

1.20

“Vesting Period” means each of the three two-year period between, respectively, January 1 2021 and December 31 2022 (First Vesting Period), January 1 2023 and December 31 2024 (Second Vesting Period), January 1 2025 and December 31 2026 (Third Vesting Period), at the beginning of which SG will assign free of charge to the Beneficiaries the property of the Shares which will be subject to the Prohibition to Sell (as defined by art. 1.8) and to the Selling Commitment (as defined by art. 1.9);

1.21

“Lock-up Period” means the one-year period, following each one Vesting Period, after which the ownership of the Shares assigned in such Vesting Period and of the Shares Additionally Assigned related to such Vesting Period will be freely transferable from the Beneficiaries to entity or person other than SG. Until the end of the Lock-up Period as determined above the Beneficiary shall maintain the Shares free from any possible option and pre-emption right or any other restriction or limitation, either contractual and/or non-contractual including, but not limited to, absence of any encumbrance such as pledge, or other interests as warranty (“interessi in garanzia”) due or granted to third parties, or foreclosure, preventive seizure or other type of charge of any other nature, except for those arising from the by-laws of SG and/or by this Regulation and/or by explicit and particular authorisations decided by the administrative body of SG;

1.22

“Sale Price” of the Shares means the price determined pursuant to article 11 of this Regulation at which the Shares and/or the Shares Additionally Assigned will be sold in all cases in which, after verification that the conditions are met, SG will exercise the Call Option 1 and/or the Call Option 2 pursuant to this Regulation and/or to the Agreement;

1.23	“Accounting Principles” means the international accounting principles IAS/IFRS prepared by the IASB (International Accounting Standards Board);

1.24	“Regulation” means this Regulation of the Stock Grant Plan Stevanato Group S.p.A. 2021-2027 approved with the resolution of the Shareholders’ Meeting of SG on March 4 2021;

1.25	“Revenues” indicates the item Revenues of the scheme of the profit and loss account of SG’s consolidated financial statements prepared in accordance with the IAS/IFRS accounting principles;

1.26

“Final Revenues” means the item Revenues of the scheme of the profit and loss account of SG’s consolidated financial statements prepared in accordance with the IAS/IFRS accounting principles, presented to SG’s Shareholders’ Meeting upon the approval of financial statements;

1.27	“Final Cumulative Revenues” means the sum of the Final Revenues of each of each year of the two-year period corresponding to each Vesting Period;

1.28	“Written Request 1” indicates the letter sent by SG to the Beneficiaries containing the will to exercise the Call Option 1

1.29	“Written Request 2” indicates the letter sent by SG to the Beneficiaries containing the will to exercise the Call Option 2;

1.30	“Stock Grant Plan” means the Stock Grant Plan Stevanato Group S.p.A. 2021-2027 approved with the resolution of the Shareholders’ Meeting of SG on March 4 2021, governed by this Regulation;

1.31

“Additional Assignment Free of Charge” means the additional assignment free of charge by SG to the Beneficiaries related to each Vesting Period (the Shares Additionally Assigned) to put in place if at the end of this Vesting Period the Final Cumulative Ebitda will be at least 1% (one percent) greater than the Ebitda Target related to the same Vesting Period;

1.32

“Additional Grant Letter” means formset out in Exhibit “C” attached to this Regulation and sent to the Beneficiary within 120 days from the end of each Vesting Period, through which the Company communicates to the Beneficiary the number of Shares Additionally Assigned related to the above mentioned Vesting Period and the restrictions related to such Shares Additionally Assigned.

2.	SUBJECT OF THE REGULATION

2.1

In compliance with the resolution taken by the Shareholders’ Meeting of SG adopted on March 4 2021 and with this Regulation, at the beginning of each Vesting Period, SG will grant free of charge to the Beneficiaries a certain number of Shares. The Shares assigned will be subject to:

a)	the Prohibition to Sell governed by the art. 9.1 and 9.2 of this Regulation;

b)	the Selling Commitment governed by the art. 10 of this Regulation.

2.2

The number of Shares that SG will grant free of charge at the beginning of each Vesting Period is that indicated in the Grant Letter sent to each Beneficiary in accordance with the terms provided by art. 14 of this Regulation.

2.3	If at the end of each Vesting Period the Final Cumulative Ebitda will be at least 1% (one percent) greater than the Ebitda Target related to the same Vesting Period, SG will assign free of charge to the Beneficiaries with reference of the above mentioned Vesting Period a certain number of Shares Additionally Assigned. In particular it is provided that the Shares Additionally Assigned (SAA) should be determined according to the following formula:

SAA = SA x (n*i)

Where ‘SA’ are the Share assigned in the Vesting Period just concluded and ‘i’ is the increasing percentage of the Final Cumulative Ebitda compared with the Ebitda Target and ‘n’ will be a certain number determined by the administrative body of SG at the beginning of each Vesting Period.

The Shares Additionally Assigned will be subject to the Prohibition to Sell pursuant to the art. 9.3 and 9.4 of this Regulation.

2.4

The number of the Shares Additional Assigned that SG will assign free of charge after the end of each Vesting Period during which the condition provided for the Additional Assignment Free of Charge are met, as determined with the above mentioned formula, will be that indicated in the Additional Grant Letter sent to the Beneficiary with the provisions pursuant to the art. 14 of this Regulation.

3.	STOCK GRANT PLAN MANAGEMENT

3.1

The corporate body in charge of managing the Stock Grant Plan is the administrative body of SG, which will act in compliance with the resolution of the Shareholders’ Meeting of SG adopted on March 4 2021 and with this Regulation;

3.2

The administrative body of SG has all the powers of operational management of the Stock Grant Plan, including, but not limited to, the power to identify the Beneficiaries to whom the Shares and the Shares Additionally Assigned are assigned among the employees and the self-employed playing a strategic role in SG Group and to determine the number of Shares and of Shares Additionally Assigned to be granted to each of said Beneficiaries in compliance with the terms and conditions set forth under this Regulation.

3.3	All the communications to be made by the Beneficiary related to and/or pursuant to the Stock Grant Plan shall be addressed to the administrative body of SG.

3.4

If required or appropriate with respect to extraordinary operations events or particular circumstances concerning the Company or SG Group, the administrative body and/or the shareholders’ meeting of SG will be entitled to revoke the Stock Grant Plan or to suspend its performance. In these cases, the Beneficiaries will receive a 30-day prior notice with respect to the day on which the revocation or the suspension will be effective. In case of such revocation or suspension of the Stock Grant Plan, the Company will grant each Beneficiary with a different incentive, unless after the completion of the extraordinary operation, event or particular circumstance as above mentioned, the administrative body and/or the shareholders’ meeting of SG approves the resolutions necessary for the issuance of a new incentive plan in case of revocation of the Stock Grant Plan, or for the reactivation of this latter in case of suspension of the same, in both cases in order to ensure that the treatment reserved to the Beneficiaries in case of granting of the different incentive or pursuant to the new incentive plan or the Stock Grant Plan reactivated is substantially equal to the one that would have been reserved to each Beneficiary on the basis of the circumstances existing before the revocation or the suspension of Stock Grant Plan.

4.	IMPLEMENTATION OF THE PLAN

4.1	The Beneficiaries will not have any right with respect to the Stock Grant Plan unless starting from the date of receipt of, and within the limits provided for by the Grant Letter.

4.2

The Grant Letter will have to be sent to the Beneficiaries within 180 days from the beginning date of each Vesting Period. The Additional Grant Letter will have to be sent to the Beneficiaries within 120 from the end date of each Vesting Period in which the conditions provided for the Additional Assignment Free of Charge are met.

4.3	The Grant Letter will include the indication of:

a)

the total number of Shares assigned free of charge to the Beneficiary related to each Vesting Period and the mechanism used to determine the Shares Additionally Assigned which may be assigned free of charge;

b)

the Revenue Targets and/or the Ebitda Targets which, if not achieved at the end of the Vesting Period, entitle SG to exercise the Call Option 1 of the Shares, and the achievement of which entitle the Beneficiaries to receive the Additional Assignment Free of Charge;

c)	the other events which, if occurred, entitle SG to exercise the Call Option 1 related to the Shares assigned free of charge in each Vesting Period;

d)

the date when and the place where all the relevant formalities, necessary to transfer free of charge to the Beneficiary the ownership of the Shares and to execute the fiduciary mandate of such Shares pursuant to art. 6.1 and 6.2 of this Regulation;

e)

the possibility for the Beneficiary to request to SG the grant of an interest-bearing loan in order to the pay the tax and social security charges deriving from the free of charge assignment of the Shares to the Beneficiary.

4.4	The Additional Grant Letter will include the indication of:

a)	the total number of Shares Additionally Assigned free of charge to the Beneficiary related to the Vesting Period in which the conditions provided for the Additional Assignment Free of Charge are met;

b)

the date when and the place where all the relevant formalities, necessary to transfer free of charge to the Beneficiary the ownership of the Shares Additionally Assigned and the execution of the fiduciary mandate of such Shares Additionally Assigned pursuant to art. 6.1 and 6.2 of this Regulation;

c)

the possibility for the Beneficiary to request to SG the grant of an interest-bearing loan in order to the pay the tax and social security charges deriving from the free of charge assignment of the Shares Additionally Assigned.

4.5

The transfer free of charge of the Shares and of the Shares Additionally Assigned to the Beneficiary related to each Vesting Period will be carried out after the signing of the Agreement by the Beneficiary pursuant the art. 10.1 of this Regulation as detailed in the Exhibit “D” attached to this Regulation. Failure by the Beneficiary to enter into such an Agreement shall, with retroactive effect, result in the cancellation of the assignment of the Shares communicated with the Grant and of the Shares Additionally Assigned communicated with the Additional Grant Letter.

5.	REQUIREMENTS AND CRITERIA FOR THE GRANTING OF THE SHARES

5.1	The granting of the Shares to the Beneficiaries is deemed subject to the holding, by each of them, on the Assignment Date of the Shares, of the following requirements:

(a)	attendance at work under an employment contract of indefinite duration for, or the permanence under an independent work relationship in favour of, a company of the SG Group;

(b)	the notice period for the resignation, lawful dismissal or termination of the self-employment activities is not running.

The requirement under (b) above will be deemed as fulfilled if, despite the running of the notice period for resignation, lawful dismissal or termination of the self-employment activities, it is provided, after the above-said period and without interruptions, the establishment of a new work relationship, at any title, or the renewal of the former one, with SG or with companies of SG Group.

6.	TRUSTEE MANDATE

6.1

The Shares assigned free of charge to the Beneficiaries in each Vesting period and the Shares Additional Assigned related to this Vesting Period shall be registered to a Trustee company, identified by SG, or, in case of dematerialization of the Shares, deposited into an account/securities portfolio registered to the Trustee. The Beneficiary will have to grant to the Trustee a fiduciary mandate which will be irrevocable since it will be granted also in the Company’s interest, to manage the Shares during each Vesting Period and the Shares Additionally Assigned related to the same Vesting Period in its own name and on behalf of the Beneficiary, pursuant to art. 1723 al. 2 of the Italian Civil Code, as well as to monitor the proper compliance with the present Regulation and the agreements to be executed between the Beneficiary and the Company in accordance with the Regulation.

6.2	The Trustee Mandate under art. 6.1 related to the assigned Shares in each Vesting Period will be valid:

a)

until the end of the Lock-up Period subsequent to the Vesting Period during which the Shares have been assigned, if within that deadline the Beneficiary has not received the Written Request, set forth under art. 10.2, containing the will express by SG to exercise the Call Option 1 related to those Shares;

b)	until the date of the transfer of the property of the Shares to SG deriving from the timely exercise of the Call Option 1 of those Shares by SG, in any other case.

6.3

The Trustee Mandate governed by the art. 6.1 related to the Share Additionally Assigned to the Beneficiaries with reference to each Vesting Period in which the conditions provided for the Additional Assignment Free of Charge will be valid until the end of the Lock-up Period subsequent to this Vesting Period;

6.4

The Restrictions related to the Shares and to the Shares Additionally Assigned in accordance with art. 6.1, 6.2 and 6.3 of this Regulation will be included in the Agreement as defined at the art. 10 of this Regulation.

7.	RIGHTS OF SG

7.1

It is expressly understood that what is set forth under the Stock Grant Plan and the rights that may be granted to the Beneficiary in accordance to the same, are in no way capable to modify the terms and conditions of the work relationship between the Beneficiary and the relevant company of the SG Group. In particular, without prejudice to the generality of the foregoing, the company of the SG Group will be fully entitled to terminate the work relationship with the Beneficiary in accordance to law and the relevant agreement regulating such work relationship.

8.	BENEFICIARIES’ RIGHTS

The Beneficiaries will not lose their rights deriving from this Regulation if, after the sending the Grant Letter and the Additional Grant Letter in accordance with the art. 4 of this Regulation, should extraordinary transactions, special events or circumstances occur, such as to entail the application of art. 3.4 of the Regulation.

9.	PROHIBITION TO SELL

9.1

Without prejudice to the following paragraphs 9.2, the Shares assigned free of charge to each Beneficiary through the assignment carried out during each Vesting Period, may not be transferred, by the Beneficiary, or by the heirs in case of death of the Beneficiary, to any person or entity other than SG until the end of the Lock-up Period, indicated in the Grant Letter, subsequent to the Vesting Period when those Shares were assigned, and in any case until the time of transfer to SG of the Shares as a result of the Call Option 1 timely exercised by SG pursuant to this Regulation. Until the end of the Lock-up Period as determined above, the Beneficiary shall maintain the Shares free from any possible option and pre-emption right or any other restriction or limitation, either contractual and/or non-contractual including, but not limited to, absence of any encumbrance such as pledge, or other interests as warranty (“interessi in garanzia”) due or granted to third parties, or foreclosure, preventive seizure or other type of charge of any other nature, except for those arising from the by-laws of SG and/or by this Regulation and/or by explicit and particular authorisations decided by the administrative body of SG.

9.2

SG’s administrative body may decide to reduce the Lock-up Period or to not apply any Lock-up Period in relation to such Beneficiary or to provide a partial restriction with reference to the Share transfer for this Beneficiary, in case this should be needed on the basis of specific circumstances – to be evaluated at the discretion of the administrative body – in order to preserve the incentive purpose of the Stock Grant Plan.

9.3

Without prejudice to the following paragraphs 9.4, the Shares Additionally Assigned to the Beneficiary related to each Vesting Period in which the conditions provided for the Additional Assignment Free of Charge are met may not be transferred, by the Beneficiary, or by the heirs in case of death of the Beneficiary, to any person or entity other than SG until the end of the Lock-up Period, indicated in the Additional Grant Letter subsequent to this Vesting Period when those Shares were assigned. Until the end of the Lock-up Period as determined above, the Beneficiary shall maintain the Shares Additionally Assigned free from any possible option and pre-emption right or any other restriction or limitation, either contractual and/or non-contractual including, but not limited to, absence of any encumbrance such as pledge, or other interests as warranty (“interessi in garanzia”) due or granted to third parties, or foreclosure, preventive seizure or other type of charge of any other nature, except for those arising from the by-laws of SG and/or by this Regulation and/or by explicit and particular authorisations decided by the administrative body of SG.

9.4

SG’s administrative body may decide to reduce the Lock-up Period or to not apply any Lock-up Period in relation to such Beneficiary or to provide a partial restriction with reference to the Share Additionally Assigned for this Beneficiary, in case this should be needed on the basis of specific circumstances – to be evaluated at the discretion of the administrative body – in order to preserve the incentive purpose of the Stock Grant Plan.

9.5

The Restrictions related to the Shares and to the Shares Additionally Assigned in accordance with art. 9.1 and 9.3 of this Regulation will be included in the Agreement as defined at the art. 10 of this Regulation.

10.	SELLING COMMITMENT

10.1

By signing the Agreement with SG, each Beneficiary undertakes unconditionally and irrevocably to sell to SG, at the sale price as determined under the art. 11 of this Regulation (hereinafter the “Sale Price”), the total number of Shares or a portion of Shares assigned to the Beneficiary in each Vesting Period if SG expresses in writing the will to exercise the Call Option 1, granted to SG through the subscription of the above mentioned Agreement, the exercise of which depends, with a suspensive effect, if at least one of the following events occurs:

a)

after the date when the Beneficiary becomes the owner of the Shares assigned free of charge and within the end of each Vesting Period, (i) the employment relationship of indefinite duration with a company of SG group terminates for death, resignation, lawful dismissal or for a justified subjective reason, or the self-employment in favour of a company of SG group terminates, (ii) the notice period for the resignations, lawful dismissal or for a justified subjective reason or termination of the self-employed relationship is running, unless after the above-said period and without interruptions, the establishment of a new work relationship, at any title, or the renewal of the former one, with SG or with companies of SG Group has occurred. Any of the above mentioned events allows SG to exercise the Call Option 1 of the Shares owned by the Beneficiary, or by the heirs in case of death of the Beneficiary, as a result of the assignment relating to that Vesting Period. For the purpose of evaluating the occurrence of the above mentioned circumstances the following rules apply:

i.

the employment relationship of indefinite duration with, or the self-employment in favour of, a company of SG group shall be deemed as terminate at the date of termination of the aforesaid relationship becomes effective;

ii.

the notice period will be effective on the date of receipt by the Company of the resignation letter or by the addressee of the layoff communication in case of lawful dismissal or for a justified subjective reason or by the communication of termination of the self-employed relationship;

iii.

the death of the Beneficiary that occurred prior to the end of the Vesting Period in which the Shares were assigned shall be regarded as termination of the employment relationship which is relevant for the exercise by SG’s of the Call Option 1;

b)

within the end of this Vesting Period the Revenues Targets and/or Ebitda Targets have not been fully or partially achieved, on the basis of SG’s consolidated financial statements as of December 31 of each year as part of the Stock Grant Plan period, presented to SG’s Shareholders’ Meeting upon the approval of financial statements. Subsequently the Revenue Targets and/or Ebitda Targets verification, the Call Option 1 may be exercised by SG for:

i.

the 15% of the Shares assigned free of charge in the specific Vesting Period, if the Final Cumulative Revenues reached at least 95%, but not exceed 100%, of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;

ii.

the 30% of the Shares assigned free of charge in the specific Vesting Period, if the Final Cumulative Revenues reached at least 85%, but not exceed 95%, of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;

iii.

the 100% of the Shares assigned free of charge in the specific Vesting Period, if the Final Cumulative Revenues reached at least 85% of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;

iv.

the 10% of the Shares assigned free of charge in the specific Vesting Period, if the Final Cumulative Revenues are equal or exceed 100% of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period but the Final Cumulative Ebitda is lower than 90% of the Ebitda Targets under the BP SGP relating to the two-year period of tsuch Vesting Period;

v.	the percentages above indicated under points (i) and (ii), related to quota subject to the Call Option 1 exercised by SG, will be increased respectively to 30% and to 60% in case the Final Cumulative Ebitda is lower than 90% of the Ebitda Target under the BP SGP relating to the two-year period of such Vesting Period;

If, with respect to the application of the percentages above indicated, it results the calculated number of the Shares subject to the Call Option 1 expressed in decimals, this number will be rounded up to units, if the decimals is equal or exceed fifty cents, or down to units, if the decimals lower than fifty cents.

10.2

The Call Option 1 will be exercised by SG by sending to the Beneficiary, to the address and in the manner specified at the art. 14, a written communication containing the will to exercise the Call Option 1 and the indication of the conditions for applying the Call Option 1, the number of Shares object of the Call Option 1, the Sale Price and as well as of the date when and the place where all the relevant formalities related to the transfer of the ownership of the above mentioned Shares will be performed (hereinafter the “Written Request 1”). The Call Option 1 is validly exercised if the Written Request 1 is received by the Beneficiary within the end of the Lock-up Period subsequent to the Vesting Period during which the Shares object of the Call Option 1 have been assigned.

10.3

Through the subscription of the Agreement provided byart. 10., each beneficiary undertakes unconditionally and irrevocably to sell to SG, at the Sale Price as determined under the art. 11 of this Regulation, the total number or a portion of the Shares and/or the total number or a portion of the Shares Additionally Assigned, including all the related rights, the property of which will be assigned by SG as assignment free of charge related to each Vesting Period, if SG expresses in writing the will to buy those Shares and/or Shares Additionally Assigned through the exercise the Call Option 2, granted to SG through the subscription of the above mentioned Agreement, the exercise of which depends, with a suspensive effect, if at least one of events provided by art. 13.1 and 13.2 of this Regulation occurs.

10.4

The Call Option 2 will be exercised by SG by sending to the Beneficiary, to the address and in the manner specified at the art. 14, a written communication (hereinafter the “Written Request 2”) containing the will to exercise the Call Option 2 and the indication of the conditions for applying the Call Option 2, the number of Shares and or Shares Additionally Assigned object of the Call Option 2, the Sale Price and as well as of the date when and the place where all the relevant formalities related to the transfer of the ownership of the above mentioned Shares and or Shares Additionally Assigned will be performed. The Call Option 2 is correctly exercised if the Written Request 2 is sent by SG to the Beneficiary within 2 years and 30 days from the end of the Lock-up Period subsequent to the Vesting Period in relation to which the Shares and or Shares Additionally Assigned object ot the Call Option 2 were assigned

10.5	The administrative body of SG may choose, at its discretion and for specific and justified events, not to exercise the Call Option 1 and the Call Option 2.

11.	SALE PRICE OF THE BENEFICIARIES’ SHARES

11.1 In all cases in which SG will proceed:

•	To exercise, fully or partially, the Call Option 1 of the Shares with reference to each Vesting Period, and/or

•	To exercise, fully or partially, the Call Option 2 of the Shares and/or of the Shares Additionally Assigned with reference to each Vesting Period the Sale Price will be calculated applying the following formula:

Sale price of the Shares Assigned = (V * N * 50%) – D

Sale price of the Shares Additionally Assigned = (V° * N° * 50%) – D°

where

V = Value of the Shares subject to the Call Option 1 and/or to the Shares subject to the Call Option 2 exercise. This value is the same calculated for determining the in kind income received by the Beneficiary at the time of the free assignment of the Shares at the beginning of each Vesting Period;

V° = Value of the Shares Additionally Assigned subject to the Call Option 2 exercise. This value is the same calculated for determining the in kind income received by the Beneficiary at the time of the free assignment of the Shares Additionally Assigned at the beginning of each Vesting Period;

N = number of Shares subject to the Call Option 1 and/or to the Shares subject to the Call Option 2 exercise;

N° = number of Shares Additionally Assigned subject to the Call Option 2 exercise;

D = amount of the dividends (net of withholding tax due at the time of the payment by SG), related to the Shares subject to the Call Option 1 and to the Shares subject to the Call Option 2,distributed by SG and received by the Beneficiary in the period between the date when the Beneficiary become the owner of the Shares and exercise date of the Call Option 1 and/or the Call Option 2.

D° = amount of the dividends (net of withholding tax due at the time of the payment by SG), related to the Shares Additionally Assigned subject to the Call Option 2, distributed by SG and received by the Beneficiary in the period between the date when the Beneficiary become the owner of the Shares Additionally Assigned and exercise date of the Call Option 2.

12.	TAX WARNINGS

12.1	All the taxes related to the granting of Shares and Shares Additionally Assigned to each Beneficiary will be borne by the Beneficiary of such shares.

12.2	The Company and the Beneficiary declare and acknowledge, without any exception or reservation, that each of them assumes the risk of the uncertainty connected with any variation of the value of:

i.

the Shares occurred between the Assignment Date of Shares and the date when the Beneficiary may sell the Shares to third parties other than SG at the end of the lock-up period, pursuant to this Regulation;

ii.

the Shares Additionally Assigned occurred between the Assignment Date of Shares Additionally Assigned and the date when the Beneficiary may sell the Shares Additionally Assigned to third parties other than SG at the end of the Lock-up period, pursuant to this Regulation.

12.3

The Company has neither represented nor guaranteed to the Beneficiary any particular tax treatment of the Shares and of the Shares Additionally Assigned which will be assigned free of charge, nor any capital gain the Beneficiary may earn in case of sale of the same Shares. Except for sanctions addressed to SG as tax substitute (“sostituto d’imposta”), each Beneficiary will be exclusively responsible for any fiscal charge applicable to the operations object of this Regulation and of the operations put in place by the Beneficiary at the time in which the Beneficiary will be entitled to freely dispose of the Shares and of the Shares Additionally Assigned.

13.	CLAW BACK

13.1

If within 2 years from the end of the Lock-Up Period, it appears that the degree of achievement of the objectives set out in the BP SGP for a Vesting Period has been calculated on the basis of data that have subsequently been found to be incorrect due to unlawful conduct, malicious or negligent (gross negligence) committed by one or more Beneficiaries, and the differences between the data used and the corrected data are such as to have caused the failure by SG to exercise Call Option 1, the Company will have the right to request from the Beneficiaries the restitution, in whole or in part, of the Shares through the exercise of Call Option 2 at the Sale Price referred to in art. 11.. If at at the date when the Written Request 2 has been received the Beneficiary will not be anymore the owner of the Shares subject to the Call Option 2, the Beneficiary will comply with the obligation to return the Shares by purchasing on the market a number of shares of SG corresponding to that of the Shares subject to the exercise of Call Option 2 or, alternatively,will pay to SG an amount equal to the consideration derived from the sale of the Shares subject to the Call Option 2, net of any relevant fiscal charge with respect to the achieved capital gain, and deducted the amount equal to the Sale Price (hereinafter the “Debt Amount 1”). SG will be entitled to, fully or partially, set-off the credit equal to the Debt 1 with any amount owed to the Beneficiary.

13.2

If within 2 years from the end of the Lock-Up Period, it appears that the degree of achievement of the objectives set out in the BP SGP for a Vesting Period has been calculated on the basis of data that have subsequently been found to be incorrect due to unlawful conduct, malicious or negligent (gross negligence) committed by one or more Beneficiaries, and that the discrepancies between the data used and the adjusted data caused the assignment to the Beneficiaries of a number of Shares Additionally Assigned exceeding the number the ones effectively due in accordance with the adjusted data, the Company will have the right to request from the Beneficiaries the restitution, in whole or in part, of the Shares Additionally Assigned through the exercise of Call Option 2 at the Sale Price referred to in art. 11 of this Regulation. If at the date when the Written Request 2 has been received, the Beneficiary will not be anymore the owner of the Shares Additionally Assigned subject to the Call Option 2, the Beneficiary will comply with the obligation to return the Shares Additionally Assigned by purchasing on the market a number of shares of SG corresponding to that of the Shares Additionally Assigned subject to the exercise of Call Option 2 or, alternatively, will pay to SG the value an amount equal to the consideration derived from the sale of the Shares

Additonally Assigned subject to the exercise of the Call Option 2, net of any relevant fiscal charge with respect to the achieved capital gain, and deducted the amount equal to the Sale Price (hereinafter the “Debt Amount 2”). SG will be entitled to, fully or partially, set-off the credit equal to the Debt 2 with any amount owed to the Beneficiary.

14.	NOTICES

14.1

All notices requested or allowed by this Regulation will be regarded as duly executed if sent by certified letter with return receipt or delivered by hand with receipt or sent by telefax confirmed by certified letter with return receipt, to the following addresses:

-	if to SG: to Piombino Dese (PD), via Molinella 17, to the Attention of the Chairman of the SG’s: Board of Directors;

-

if to the Beneficiary: to the address indicated on the payroll of the company of the SG Group with which the Beneficiary has the employment relationship, or, in the alternative, to the address indicated in the contract governing the employment relationship, or, in the further alternative, at the place where the Beneficiary carries out his/her duties for the company of the SG Group or at the other address eventually indicated in the Agreement.

14.2

The notices will be regarded as received upon the date indicated in the return receipt or, if sent by telefax (after the receipt of the certified letter) on the second Business Day following the day of sending the telefax as resulting from the confirmation’s message.

15.	APPLICABLE LAW AND JURISDICTION

15.1	This Regulation is subject to and shall be assessed according with Italian law.

15.2

Any dispute arising in connection with the Stock Grant Plan, whether for its interpretation or for its execution, validity or termination, shall be submitted to the judgment of a sole arbitrator appointed by the President of the Tribunal of the district in which the SG has its registered office within 30 days of the written request of the most diligent party. The seat of arbitration shall be established, by the appointed arbitrator within the Province in which the Company has its registered office. The arbitrate shall be considered ritual (arbitrato rituale) and the arbitrator will decide according to law, with the application, therefore, of art. 806 et seq. of the Italian Code of Civil Procedure. The arbitrator shall pronounce the arbitration award within one hundred and eighty days from the acceptance of the appointment.

15.3

Without prejudice to the previous art. 15.2, it is understood that any dispute arising deriving or related to the Stock Grant Plan reserved by law to the Judicial Authority, the court with jurisdiction will be the Court of Padua. The Court of Padua will be also the court with jurisdiction in case of renunciation by the parties to the arbitration procedure.

15.4	The SG’s administrative body may modify this Regulation in accordance with the necessary adjustment to the applicable laws and regulations, retaining the spirit and the purposes desired by this Plan.

Annexes:

A – Five-year Strategic Business Plan.

B – Grant Letter.

C –Additional Grant Letter.

D – Draft of Agreement.

E – Definition of Ebitda

Piombino Dese, 4 marzo 2021

Annex A

[***]

Annex B

SU CARTA INTESTATA STEVANATO GROUP S.P.A.

Mr.

c/o Stevanato Group S.p.A.

Via Molinella 17

35017 Piombino Dese (PD)

Piombino Dese,     March 2021

Subject: Restricted stock grant plan 2021-2027 - Grant Letter

Dear Mr.                         ,

we hereby inform you that the Shareholders’ Meeting of Stevanato Group S.p.A. (hereinafter referred to as “SG” or the “Company”) on 4th March 2021 resolved to approve a share-based incentive plan, named Restricted Stock Grant Plan 2021-2027 (hereinafter the “Stock Grant Plan” or the “SGP”), with the aim of involve the persons who play a strategic role in SG and or in the companies belonging to the SG Group (hereinafter the “Beneficiaries” and, in the singular, the “Beneficiary”) in the economic and strategic development of the Company and of the entire SG Group, aligning their interests to those of the shareholders and other stakeholders of the Company, during the period between 1st January 2021 and 31st December 2026.

We are therefore pleased to inform you that you have been identified by the Board of Directors of SG, the body responsible for managing the SGP, as a Beneficiary of the Stock Grant Plan.

The rules of the Stock Grant Plan are contained in the related regulation approved by the above mentioned SG Shareholders’ Meeting on 4th March 2021 (hereinafter the “Regulation”), to be taken as a reference point for the full content, and the main aspects of which are summarized below.

The Stock Grant Plan provides for three two-years periods (hereinafter the “Vesting Periods”) included, respectively, between the date of 1th January 2021 and 31st December 2022 (First Vesting Period), 1st January 2023 and 31st December 2024 (Second Vesting Period) and 1st January 2025 and 31st December 2026 (Third Vesting Period), at the beginning of which a certain number of SG shares - linked with the achievement within the end of each Vesting Period of specific targets in terms of consolidated Revenues and Ebitda of the Company (hereinafter the “Targets”) - will be assigned free of charge to the Beneficiaries..

The SG shares assigned in each Vesting Period (hereinafter the “Shares”) shall be registered to a Trustee company, identified by SG, or, in case of dematerialization of the Shares, deposited in an account/securities portfolio registered to the Trustee, and shall be subject to the Prohibition to Sell and to the Selling Commitment in accordance with the Lock-up Period as defined by the Regulation.

The transfer of ownership of the Shares will be finalized after the signing with each Beneficiary of an Agreement which binds the Beneficiaries to re-sell to SG, fully or partially, the Shares assigned to them in case the Targets provided for the Vesting Period in relation to which the Shares were assigned should not be totally or partially achieved. A similar obligation is provided if, within the end of each Vesting Period, the employment relationship of indefinite duration with a company of SG group terminates for death, resignation, lawful dismissal or for a justified subjective reason, or the self-employment in favour of a company of SG group terminates or (ii) the notice period for resignation, dismissal for just cause, justified reason of the Beneficiary or termination of the self-employment relationship of the Beneficiary is running, unless after the above mentioned period and without interruptions, the establishment of a new work relationship of the Beneficiary at any title, or the renewal of the former one, with SG or with companies of SG Group has occurred.

In the event that certain over-performances with respect to the company financial targets have been met, Beneficiaries will be granted, free of charge, an additional number of SG Shares related to the Vesting Period in which the Targets were exceeded (hereinafter the “Shares Additionally Assigned”), and such Shares Additional Assigned will be subject to the time-limited Prohibition to Sell.

At the end of the Lock-up Period related to each Vesting Period governed by the Regulation, the Beneficiaries will be in the conditions to freely dispose of the Shares and the Shares Additionally Assigned related to such Vesting Period.

Given the above, we are pleased to inform you that, in relation to the First Vesting Period of the Stock Grant Plan:

a)	the number of Shares assigned to you free of charge is equal to n. (in words) (hereinafter the “Shares Assigned”);

b)

the number of Additional Shares Assigned that will be transferred free of charge if at the end of the above mentioned Vesting Period the Cumulative Final Ebitda exceeds the Ebitda Target related to this Vesting Period by at least 1% (one percent), will be determined according to the following formula:

SAA = SA x (n*i).

where:

•	‘SA’ is the number of Shares Assigned mentioned in the previous paragraph a);

•	‘i’ is the increasing percentage of the Final Cumulative Ebitda compared with the Ebitda Target of the aforementioned Vesting Period;

•	‘n’ is equal to (in letters)

c)	the Revenue Target and the Ebitda Target of the above mentioned Vesting Period are as follows:

Revenue Target:

Ebitda Target:

d)

the formalities necessary to procure the transfer free of charge of the Shares Assigned’s ownership will be carried out before the Notary                  on                  at (time), at.                  (place); simultaneously with the transfer of ownership, you will arrange to carry out the fiduciary registration of these Shares as required by the Regulation;

c)

We remind you that SG is available, at your request, to provide you with an interest-bearing loan, in order to the pay the tax and social security charges deriving from the free of charge assignment to your favor of the Shares Assigned’s. property.

We remain at your disposal for any clarifications you may need.

Best regards.

Stevanato Group S.p.A.

Annex C

SU CARTA INTESTATA STEVANATO GROUP S.P.A.

Mr.

c/o Stevanato Group S.p.A.

Via Molinella 17

35017 Piombino Dese (PD)

Piombino Dese,

Subjet: Restricted stock grant plan 2021-2027 – Additional Grant Letter

Mr.                        ,

as you know the Regulation of the Stock Grant Plan of which you are Benericiary provides that, if at the end of each Vesting Period the Final Cumulative Ebitda will be at least 1% (one percent) greater than the Ebitda Target related to the same Vesting Period, with reference to such Vesting Period the Beneficiaries are granted for free the property of a certain number of Shares Additionally Assigned, determined according to the following formula:

SAA = SA x (n*i).

where:

•	‘SA’ are the Share assigned in the Vesting Period just concluded;

•	‘i’ is the increasing percentage of the Final Cumulative Ebitda compared with the Ebitda Target;

•	‘n’ is equal to (in letters)

We are therefore pleased to inform you that, following the verification carried out on                by the the SG’s Board of Directors regarding the achievement of the Target, in relation to the First / Second / Third Vesting Period, you have acquired the right to obtain from the Company the free assignment of the property of n.                (in letters) Shares Additionally Assigned.

The formalities necessary to procure the transfer free of charge of the Shares Additionally Assigned ownership will be carried out before the Notary                  on                  at (time), at                  (place); simultaneously with the transfer of the property, you will arrange to carry out the fiduciary registration of the Shares Additionally Assigned or, in case of dematerialization of the SG’s shares, the deposit of the Shares Additionally Assigned in an account/ portfolio securities held in the name of the Trustee.

We remind you that SG is available, at your request, to provide you with an interest-bearing loan, in order to the pay the tax and social security charges deriving from the free of charge assignment to your favor of the Shares Additionally Assigned’s property.

Pursuant to the Agreement signed by you on [            ], the Shares Additionally Assigned may not be transferred to any person or entity other than SG until the end of the Lock-up Period (31.12 .            ), at the end of which you will be entitled to freely dispose of the above mentioned Shares Additionally Assigned..

We remain at your disposal for any clarifications you may need.

Best regards.

Stevanato Group S.p.A.

(The Chief Executive Officer)

Annex D

AGREEMENT

This agreement (hereinafter the “Agreement”) is signed on                between

Stevanato Group S.p.A., an Italian Joint Stock Company with registered office in Piombino Dese (PD) in via Molinella 17, Italy, registration number in the Padua Company Register, tax code and VAT number 01487430280 (hereinafter “SG” or the “Company”), in the person of the pro tempore legal representative

and

                , born in                  on                 , resident in                 , Italian fiscal Code (hereinafter the “Beneficiary” and together with SG the “Parties” andeach individually a “Party”), given that

(A)

on 4th march 2021 the Company approved the Restricted Stock Grant Plan Stevanato Group S.p.A. 2021 - 2027 (hereinafter the “Stock Grant Plan” or “SGP”) together with the related regulation attached to this Agreement under Exhibit “A” (the “Regulation”). Unless otherwise provided for in this Agreement, all terms contained herein with a capital letter referring to the Regulation have the same meaning attributed to them by the Regulation;

(B)

by means of a Grant Letter delivered to the Beneficiary on                 , the Company communicated to the Beneficiary the number of Shares granted related to the First/Second/Third Vesting Period, the restrictions related to those Shares, the criteria used for the assignment of the Shares Additionally Assigned, as well the main contents of this Regulation;

(C)

art. 4.5. of the Regulation provides that the transfer free of charge to the Beneficiary of the property of the Shares assigned in each Vesting Period will be carried out after the signing of a specific agreement pursuant to the art. 10.1 of the Regulation;

(D)	the Parties intend to implement the provisions contained in art. 6, 9.1, 9.3, 10.1 and 10.2 of the Regulation.

Given the above, which are considered an integral and substantial part of this Agreement, the Parties agree and stipulate the following:

Article 1 – The Call Option 1

1.1

By signing this Agreement the Beneficiary undertakes unconditionally and irrevocably to sell to SG, at the sale price as determined under the art. 11 of the Regulation (hereinafter the “Sale Price”), the total number of, or a portion of, the Shares, including all the related rights, the property of which will be transferred free of charge by SG to the Beneficiary as a consequence of the assignment related to the First/Second/Third Vesting Period covered by the SGP, if SG expresses in writing the will to buy such Shares through the exercise the Call Option 1, granted to SG by the Beneficiary through the signing of this Agreement.

1.2	The exercise of the Call Option 1 by SG depends, with a suspensive effect, if at least one of the following events occurs:

a)

after the date when the Beneficiary becomes the owner of the Shares assigned free of charge related to the Vesting Period indicated in art. 1.1 and within the end of such Vesting Period, (i) the employment relationship of indefinite duration with a company of SG group terminates for death, resignation, lawful dismissal or for a justified subjective reason, or the self-employment in favour of a company of SG group terminates, (ii) the notice period for the resignations, lawful dismissal or for a justified subjective reason or termination of the self-emplyed relationship is running, unless after the above-said period and without interruptions, the establishment of a new work relationship, at any title, or the renewal of the former one, with SG or with companies of SG Group has occurred. Any of the abovementioned events allows SG to exercise the Call Option 1 of the Shares owned by the Beneficiary, or by the heirs in case of death of the Beneficiary, as a result of the assignment relating to such Vesting Period. For the purpose of evaluating the occurrence of the abovementioned circumstances the following rules apply:

i.

the employment relationship of indefinite duration with, or the self-employment in favor of, a company of SG group shall be deemed as terminate at the date of termination of the aforesaid relationship becomes effective;

ii.

the notice period will be effective on the date of receipt by the Company of the resignation letter or by the addressee of the layoff communication in case of lawful dismissal or for a justified subjective reason or by the communication of termination of the self-employed relationship;

iii.

the death of the Beneficiary that occurred prior to the end of the Vesting Period in which the Shares were assigned shall be regarded as termination of the employment relationship which is relevant for the exercise by SG’s of the Call Option 1;

b)

within the end of the Vesting Period indicate in art. 1.1 the Revenues Targets and/or Ebitda Targets have not been fully or partially achieved, on the basis of SG’s consolidated financial statements as of December 31 of each year as part of the Stock Grant Plan period, presented to SG’s Shareholders’ Meeting upon the approval of financial statements. After the Revenue Targets and/or Ebitda Targets verification, the Call Option 1 may be exercised by SG for:

i.	the 15% of the Shares assigned free of charge in in such Vesting Period, if the Final Cumulative Revenues reached at least 95%, but not exceed

100%, of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;the 30% of the Shares assigned free of charge in such Vesting Period, if the Final Cumulative Revenues reached at least 85%, but not exceed 95%, of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;

ii

the 100% of the Shares assigned free of charge in such Vesting Period, if the Final Cumulative Revenues reached at least 85% of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period;

ii.

the 10% of the Shares assigned free of charge in such Vesting Period, if the Final Cumulative Revenues are equal or exceed 100% of the Revenues Target under the BP SGP relating to the two-year period of such Vesting Period but the Final Cumulative Ebitda is lower than 90% of the Ebitda Targets under the BP SGP relating to the two-year period of such Vesting Period;

iii.

the percentages above indicated under points (i) and (ii), related to quota subject to the Call Option 1 exercised by SG, will be increased respectively to 30% and to 60% in case the Final Cumulative Ebitda is lower than 90% of the Ebitda Target under the BP SGP relating to the two-year period of such Vesting Period;

If, with respect to the application of the percentages above indicated, it results that the calculated number of the Shares subject to the Call Option 1 is expressed in decimals, this number will be rounded up to units, if the decimals are equal or exceed fifty cents, or down to units, if the decimals are lower than fifty cents.

Article 2 – The Call Option 2

2.1

By signing this Agreement the Beneficiary undertakes unconditionally and irrevocably to sell to SG, at the sale price as determined under the art. 11 of the Regulation (hereinafter the “Sale Price”), the total number of, or a portion of, the Shares Additionally Assigned, including all the related rights, the property of which will be transferred free of charge by SG to the Beneficiary as a consequence of the assignment related to the First/Second/Third Vesting Period covered by the SGP, if SG expresses in writing the will to buy such Shares Additionally Assigned through the exercise the Call Option 2, granted to SG by the Beneficiary through the signing of this Agreement.

2.2	The exercise of the Call Option 2 by SG depends, with a suspensive effect, if at least one of the following events occurs:

a)

If within 2 years from the end of the Lock-Up Period subsequent to the Vesting Period indicated in art. 1.1, it appears that the degree of achievement of the objectives set out in the BP SGP for such Vesting Period has been calculated on the basis of data that have subsequently been found to be incorrect due to unlawful conduct, malicious or negligent (gross negligence) committed by one or more Beneficiaries, and the differences between the data used and the corrected data are such as to have caused the failure by SG to exercise Call Option 1 with regard to all the, or part of the, Shares assigned with reference to such Vesting Period;

b)

If within 2 years from the end of the Lock-Up Period subsequent to the Vesting Period indicated in art. 1.1, it appears that the degree of achievement of the objectives set out in the BP SGP for such Vesting Period has been calculated on the basis of data that have subsequently been found to be incorrect due to unlawful conduct, malicious or negligent (gross negligence) committed by one or more Beneficiaries, and the differences between the data used and the corrected data are such as to have caused the assignment to the Beneficiaries of a number of Shares Additionally Assigned exceeding the number the ones effectively due in accordance with the adjusted data.

Article 3 – The Exercise of Call Option 1

3.1

The Call Option 1 will be exercised by SG by sending to the Beneficiary, to the address and in the manner specified in art. 14, a written communication containing the will to exercise the Call Option 1 and the indication of the conditions that legitimate the Call Option 1 exercise, the number of Shares object of the Call Option 1, the Sale Price and as well as of the date when and the place where all the relevant formalities related to the transfer to SG of the ownership of the abovementioned Shares will be performed (hereinafter the “Written Request 1”). The Call Option 1 is validly exercised if the Written Request 1 is received by the Beneficiary within the end of the Lock-up Period subsequent to the Vesting Period indicated in art. 1.1.

Article 4 – The Exercise of Call Option 2

4.1

The Call Option 2 will be exercised by SG by sending to the Beneficiary, to the address and in the manner specified at the art. 14, a written communication containing the will to exercise the Call Option 2 and the indication of the conditions that legitimate the Call Option 2 exercise, the number of Shares and/or Shares Additionally Assigned object of the Call Option 2, the Sale Price and as well as of the date when and the place where all the relevant formalities related to the transfer to SG of the ownership of the above mentioned Shares and/or Shares Additionally Assigned will be performed (hereinafter the “Written Request 2”). The Call Option 2 is validly exercised if the Written Request 2 is sent by SG to the Beneficiary within 2 years and 30 days from the end of the Lock-up Period subsequent to the Vesting Period indicated in art. 1.1.

4.2

If at the date when the Written Request 2 is received, the Beneficiary will not be anymore the owner of the Shares and/or the Shares Additionally Assigned subject to the Call Option 2, the Beneficiary will comply with the obligation to return the Shares and/or the Shares

Additionally Assigned by purchasing on the market a number of shares of SG corresponding to that of the Shares and/or the Shares Additionally Assigned subject to the exercise of Call Option 2 or, alternatively, will pay to SG an amount equal to the consideration derived from the sale of the Shares and/or the Shares Additionally Assigned subject to the exercise of the Call Option 2, net of any relevant fiscal charge with respect to the realized capital gain, and deducted the amount equal to the Sale Price (hereinafter the “Debt Amount”). SG will be entitled to, fully or partially, set-off the credit equal to the Debt Amount with any amount owed to the Beneficiary.

Article 5 – Sale Price. Costs

5.1

The Sale Price of the Shares subject to the exercise of Call Option 1 and of the Shares and/or the Shares Additionally Assigned subject to the Exercise of Call Option 2 will be determined pursuant to art. 11 of the Regulation.

5.2

With reference to the exercise of Call Option 1 and Call Option 2 and all the relevant formalities related to the to the transfer of the property of the Shares and/or the Shares Additionally Assigned object of such exercise, the costs and the expenses related to assistance and consulting services rendered by experts appointed by each of the Party will be borne by the appointing Party. The applicable taxes related to such transfer of property will be borne by the Beneficiary, while the costs and the expenses (i.e., notary fee and registration tax) related to the transfer of property of the Shares and/or Shares Additionally Assigned subject to the exercise of Call Option 1 and Call Option 2 will be equally divided by the Parties.

Article 6 – Prohibition to Sell

6.1

The Shares of which the Beneficiary has acquired the property as a result of the free assignment related to the Vesting Period indicated in art. 1.1, may not be transferred by the Beneficiary, or by his/her heirs in the event of the death of the Beneficiary, to individuals and/or entities other than SG until the end of the Lock-up Period, following to the Vesting Period indicated in art. 1.1 and in any case until the time of transfer to SG of the Shares as a result of the Call Option 1 timely exercised by SG pursuant to the Regulation.

6.2

The Shares Additionally Assigned, the ownership of which will be transferred to the Beneficiary if the conditions provided for the Additional Assignment Free of Charge related to the Vesting Period indicated in art. 1.1 are met, may not be transferred by the Beneficiary, or by his/her heirs in case of death of the Beneficiary, to any person or entity other than SG until the end of the Lock-up Period- following such Vesting Period.

6.3

Until the end of the Lock-up Period following the Vesting Period indicated in art. 1.1 the Beneficiary shall maintain the Shares and/or the Shares Additionally Assigned free from any possible option and pre-emption right or any other restriction or limitation, either contractual and/or non-contractual including, but not limited to, absence of any encumbrance such as pledge, or other interests as warranty (“interessi in garanzia”) due or granted to third parties, or foreclosure, preventive seizure or other type of charge of any other nature, except for those arising from the by-laws of SG and/or by the Regulation and/or by explicit and particular authorizations resolved by the administrative body of SG.

Article 7 – Trustee Mandate

7.1

The Shares assigned free of charge to the Beneficiaries in relation to the Vesting Period indicated in art. 1.1 and the Shares Additional Assigned to the Beneficiaries related to such Vesting Period shall be, at the time of the property transfer to the Beneficiary, registered to a Trustee company identified by SG, or, in case of dematerialization of the SG shares, deposited into an account/securities portfolio registered to the Trustee. The Beneficiary will have to grant to the Trustee a fiduciary mandate which will be irrevocable since it will be granted also in the Company’s interest, to manage the Shares during such Vesting Period and the Shares Additionally Assigned related to such Vesting Period in its own name and on behalf of the Beneficiary, pursuant to art. 1723 al. 2 of the Italian Civil Code, as well as to monitor the proper compliance with the Regulation and with the agreements already executed and/or to be executed between the Beneficiary and the Company in pursuant to the Regulation.

7.2	The Trustee Mandate under art. 7.1 related to the Shares assigned in the Vesting Period indicated in art. 1.1 will be valid:

a)

until the end of the Lock-up Period subsequent to such Vesting Period, if within that deadline the Beneficiary has not received the Written Request 1, containing the will expressed by SG to exercise the Call Option 1 related to such Shares;

b)	until the date of the transfer of the property of the Shares to SG deriving from the timely exercise of the Call Option 1 of such Shares by SG, in any other case.

7.3

The Trustee Mandate governed by the art. 7.1 related to the Share Additionally Assigned to the Beneficiaries with reference to the Vesting Period indicated in art. 11 in which the conditions provided for the Additional Assignment Free of Charge are met, will be valid until the end of the Lock-up Period subsequent to such Vesting Period.

Article 8 – Transfer of the Agreement

8.1	Each Party may not transfer this Agreement, and as well any rights deriving from the Agreement, without the consent of the other Party.

Article 9 – Absence of Encumbrance

9.1

The Beneficiary declares and guarantees that he/she is not currently bound and that he/she will not be bound in the future to contracts or otherwise in any relationship incompatible with the proper fulfilment of the obligations assumed with the signing of this Agreement.

Article 10 – Duration, Lock-up Period

10.1	This Agreement will be valid and effective from the date of the signing until the end of the 5th year subsequent (hereinafter the “Duration”).

Article 11 – Miscellaneous

11.1	The premises are considered an integral and substantial part of this Agreement.

11.2

All terms contained in this Agreement referring to the concept of “clear days”, meaning complete days not including, in accordance with the valid expiring of the provided period, the day on which the period begins and the day on which the period ends.

11.3	Any modifications to the provisions contained in this Agreement may be carry out only with the written consent of the Parties.

11.4

If one or more provision contained in this Agreement will be ruled as invalid, the remaining provisions will remain valid and effective, unless the annulment of the invalid provisions will cause a significant modification to the will and to the purposes expressed by the Parties signing this Agreement. In this case, the Parties will negotiate in good faith the replacement of the invalid provisions, redefining the respective rights and obligations in accordance with the new situation.

11.5

Any acceptance from one Party with reference to the behavior, by violating the provisions contained in this Agreement, of the other Party is not to be considered as renunciation of the rights deriving from the provisions infringed and of the right to demand the proper fulfillment of the terms and conditions already provided.

11.6

With reference to the rules concerning the protection of the personal data, the Parties mutually confirm to have received the information in accordance with the Legislative Decree n. 101 of 10 august 2018. Each Party gives to the other one the consent to the treatment of its personal data, directly or indirectly, through third parties, pursuant to the above mentioned Legislative Decree n. 101/2018, in accordance with the purposes of this Agreement.

11.7	The Parties hereby undertake to protect the absolutely confidential nature of this Agreement to any third party.

11.8	For any aspects not disciplined by this Agreement the Parties make reference to the provisions contained in the Regulation.

Article 12 – Notices

12.1

All notices requested or allowed by this Agreement will be regarded as duly executed if sent by certified letter with return receipt or delivered by hand with receipt or sent by telefax confirmed by certified letter with return receipt, and will be considered as valid when received to the following addresses:

-	if to SG, to:

Stevanato Group S.p.A.

Via Molinella 17,

Piombino Dese (PD),

to the Attention of the Chairman of the SG’s: Board of Directors;

-	if to the Beneficiary, to:

or at the different address or fax number that each Party may communicate to the other after the date of this Agreement in accordance with the preceding provisions, on the understanding that at the addresses mentioned above, or at the various addresses that may be communicated in the future, the parties also elect their domicile for any purpose related to this Agreement, including that of any judicial service.

Article 13 – Law of the Agreement

13.1	This Agreement is governed by the Italian law.

Article 14 – Arbitration

14.1

All disputes arising from this Agreement, including those relating to its validity, interpretation, execution and termination, must be referred to the judgment of a single arbitrator, appointed by the President of the Court of Padua at the request of the most diligent Party.

14.2

The arbitration, whose headquarters will be in Padua, will be ritual pursuant to Articles 806 and following of the Italian Code of Civil Procedure and the arbitrator will judge according to law by applying the Italian law. The arbitrator shall pronounce the arbitration award within 180 (one hundred and eighty) days from acceptance of the appointment.

14.3

Without prejudice to the foregoing, it is understood that for any dispute arising from or relating to this Agreement that is by law reserved to the jurisdiction of the Italian Judicial Authority, the Court of Padua will be exclusively competent. The Court of Padua will also be exclusively competent in case the Parties renunciate to the arbitration competence.

Piombino Dese,

Stevanato Group S.p.A.

(The Chairman)

8

The Parties acknowledge that this Agreement has been negotiated between the Parties in its entirety. In any case, to the extent necessary, for the purposes of Articles 1341-1342 of the Italian Civil Code. the Beneficiary specifically approves the following clauses: art. 1 (The Call Option 1), 2 (The Call Option 2), 5 (Sale Price. Costs), 6 (Prohibition to Sell), 7 (Trustee Mandate), 8 (Transfer of the Agreement), 9 (Absence of Encumbrance), 10 (Duration, Lock-up Period), 13(Law of the Agreement) and 14 (Arbitration).

9

Exhibit A

- the Regulation -

Annex E

EBITDA and Adjusted EBITDA

Ebitda is defined as net profit before income tax expenses, net financial expenses, including share of profit of associates, amortization and depreciation. Adjusted Ebitda is defined as Ebitda as adjusted for certain income and costs, which are significant in nature, expected to occur infrequently, and that

Net profit (+)
Income tax expense (+)
Net financial expenses (+)
Amortization and depreciation (+)
EBITDA
Revenus (-) Costs (+) not reflective of ongoing operational activities
Adjusted EBITDA

management considers not reflective of ongoing operational activities of the company.

In order to verify the achievement of the Ebitda Targets, provided by the Regulation, the Adjusted Ebitda will be considered. In any case, the adjusted Ebitda to be considered will be the one represented in the SG Group’s consolidated annual financial statements and communicated to institutional investors.